Exhibit 99.1

Ocean Power Technologies Signs Reseller Agreement with Survey Equipment Services for the USA

Includes an immediate sale of a WAM-V

MONROE TOWNSHIP, NJ, July 8, 2024- Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT” or the “Company”), a leader in innovative and cost-effective low-carbon marine power, data, and service solutions, is pleased to announce the signing of a reseller agreement with Survey Equipment Services, Inc. (“SES”) a specialist in the supply of Marine Survey and Navigation equipment. The agreement focuses on the provision of OPT’s Unmanned Surface Vehicles (USV), the WAM-Vs, in the USA. It also includes provisions for operators. SES has procured a WAM-V available immediately for demonstrations and is providing support for ongoing operations.

Philipp Stratmann, CEO of OPT, expressed his enthusiasm on the partnership: “We are excited to partner with SES. This agreement allows us to leverage SES’s offering of survey and navigation equipment and deploy WAM-V’s to SES’s customer base. This partnership further accelerates our growth and enables additional revenue stream.”

For additional information about OPT and its services, please visit our website Ocean Power Technologies. For additional information about Survey Equipment Services and its services please visit their website Survey Equipment Services.

ABOUT OCEAN POWER TECHNOLOGIES

OPT provides intelligent maritime solutions and services that enable safer, cleaner, and more productive ocean operations for the defense and security, oil and gas, science and research, and offshore wind markets. Our PowerBuoy® platforms provide clean and reliable electric power and real-time data communications for remote maritime and subsea applications. We also provide WAM-V® autonomous surface vessels (ASVs) and marine robotics services. The Company’s headquarters is in Monroe Township, New Jersey and has an additional office in Richmond, California. To learn more, visit www.OceanPowerTechnologies.com.

FORWARD-LOOKING STATEMENTS:

This release may contain forward-looking statements that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are identified by certain words or phrases such as “may”, “will”, “aim”, “will likely result”, “believe”, “expect”, “will continue”, “anticipate”, “estimate”, “intend”, “plan”, “contemplate”, “seek to”, “future”, “objective”, “goal”, “project”, “should”, “will pursue” and similar expressions or variations of such expressions. These forward-looking statements reflect the Company’s current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates that could be inaccurate and subject to risks and uncertainties, including the potential success with our new partner, Survey Equipment Services, the delivery of customers services and the conversion of potential customers to contracts and the realization of the potential revenue thereunder. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company’s most recent Forms 10-Q and 10-K and subsequent filings with the U.S. Securities and Exchange Commission for further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Contact Information

Investors: 203-561-6945 or investorrelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com